EXHIBIT 99.2

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 20, 2004

TO THE HOLDERS OF COMMON STOCK

OF MOUNTAIN BANCSHARES, INC.

The Annual Meeting of Shareholders of Mountain Bancshares, Inc. will be held on Tuesday, April 20, 2004, at 11:00 A.M., Eastern Standard Time, at Mountain State Bank, 6602 Highway 53 East, Dawsonville, Georgia, for the following purposes:

1. To elect three (3) Directors to serve until the 2007 Annual Meeting of Shareholders.

2. To vote on the proposal to establish the Mountain Bancshares, Inc. 2003 Stock Option Plan.

3. To vote on whether to approve the Mountain Bancshares, Inc. Stock Warrant Plan.

4. To ratify the appointment of Cherry, Bekaert & Holland, LLP, Atlanta, Georgia, as independent auditors of Mountain Bancshares, Inc. and its subsidiary, Mountain State Bank, to serve for the 2004 fiscal year.

5. To transact such other business as may properly come before the meeting and any adjournments thereof. Management at present knows of no other business to be presented at the meeting other than the report of management and presentation of the financial statements. If other matters properly come before the meeting, the persons named in the Proxy will have discretionary authority to vote proxies with respect to such matters in accordance with the recommendation of management.

Shareholders of record at the close of business on March 15, 2004, are entitled to notice of and to vote at the meeting and any recess or adjournment thereof.

For the Board of Directors,

Dawsonville, Georgia John L. Lewis,

March 23, 2004 President and Chief Executive Officer

YOU ARE URGED TO VOTE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE, EVEN IF YOU DO PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING YOU MAY, IF YOU SO DESIRE, REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

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MOUNTAIN BANCSHARES, INC.

6602 Highway 53 East

Dawsonville, Georgia 30534

(706) 265-1001

PROXY STATEMENT

For the Annual Meeting of Stockholders

To be held April 20, 2004

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PROXY SOLICITATION

This Proxy Statement is furnished to stockholders of Mountain Bancshares, Inc. (the "Company") on or about March 23, 2004, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted upon at the Annual Meeting of Stockholders to be held at 11:00 a.m. on April 20, 2004, or any adjournment thereof. The meeting will be held at Mountain State Bank, 6602 Highway 53 East, Dawsonville, Georgia.

The person voting the enclosed proxy may revoke it at any time before it is exercised by writing to the President of the Company at its principal office, Mountain Bancshares, Inc., 6602 Highway 53 East, Dawsonville, Georgia, 30534, or by attending the Annual Meeting and choosing to vote in person, in which case any prior proxy given will be revoked. Any written revocation will be effective upon receipt by the President of the Company.

If a stockholder designates how a proxy is to be voted on any of the business to come before the meeting, the signed proxy will be voted in accordance with such designation. If a stockholder fails to designate how the proxy should be voted, the signed proxy will be voted for the election of the three nominees named below as directors, for the approval of the Mountain Bancshares, Inc. 2003 Stock Option Plan, for the approval of the Mountain Bancshares, Inc. Stock Warrant Plan, and for the approval of Cherry, Bekaert & Holland, LLP as the Company's independent auditors.

The Company will bear the cost of this proxy solicitation, including the charges and expenses of brokerage firms and others which forward material to beneficial owners. Proxies may be solicited in person or by mail, telephone or telegraph. Proxies may also be solicited by certain directors, officers and regular employees of the Company or its subsidiary.

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VOTING AT THE ANNUAL MEETING

Stockholders of record owning the Company's common stock, $5.00 par value, at the close of business on March 15, 2004, will be entitled to notice of and to vote at the Annual Meeting. On that date, there were 1,200,000 shares of common stock outstanding, each share entitling the holder to one vote upon each matter to be presented at the Annual Meeting.

While the Notice of Annual Meeting calls for the transaction of such other business as may properly come before the meeting, management has no knowledge of any matters to be presented for action by the stockholders except as set forth in this Proxy Statement. The enclosed proxy gives discretionary authority, providing that persons holding proxies may vote in accordance with their best judgment, as to any other business which may be brought up at the meeting.

ELECTION OF DIRECTORS

The Company's Bylaws provide that the Board of Directors is divided into three classes, with each class being as nearly equal in number as possible, and the directors serve for staggered three-year terms. The present term of office of each director in Class 1 will expire at the annual shareholders meeting of the Company to be held in 2006, the present term of office of each director in Class 2 will expire at the annual shareholders meeting of the Company to be held in 2004; and the present term of office of each director in Class 3 will expire at the annual shareholders meeting of the Company to be held in 2005. At the Annual Meeting, three directors are to be elected to serve approximately three-year terms until the annual meeting to be held in 2007. Management is soliciting proxies to vote for three nominees as Class 2 directors of the Company. The nominees of management are as follows:

(1) John F. (Jack) Conway

(2) Scott A. Henson

(3) Douglas G. Hiser

All proxies will be voted in accordance with the stated instructions. If any nominee ceases to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board. Proxies given by stockholders cannot be voted for more than three nominees. Assuming a quorum is represented at the Annual Meeting, the nominees for director will be elected if they receive the affirmative vote of a plurality of all votes cast at the meeting.

Unless otherwise directed, it is the intention of the persons named in the Proxy to vote for the election of the nominees listed above.

If the above persons are elected as directors of the Company, the Company anticipates electing the same persons to serve as directors of the Company's sole subsidiary, Mountain State Bank (the "Bank").

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Recommendation of the Board of Directors Concerning the Election of Directors:

The Board of Directors of the Company recommends a vote "FOR" the election of the above-listed Class 2 director nominees to hold office until the 2007 Annual Meeting of Shareholders held for the purpose of electing Directors.

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Currently, the Board of Directors of both the Company and the Bank consists of nine (9) persons. The Board is divided into three classes. The terms of all Class 2 directors (three persons) will expire at the Annual Meeting on April 20, 2004. All such Class 2 directors have been nominated for re-election to the Board of Directors to serve until the 2007 Annual Meeting of Shareholders for the purpose of electing directors. Each of those persons has been a director of the Company since its organization in 2002. In addition, each of those persons has been a director of the Bank since its organization in 2003. The directors of the Company and the Bank are as follows:

NAME	AGE	CLASS	PRINCIPAL OCCUPATION
Ronald E. Anderson	61	3

Director; Mr. Anderson was employed by various companies owned by the Federated Department Store organization for 33 years. At the time of his retirement in 1997, Mr. Anderson was serving as Executive Vice President of Federated Systems Group Division. He also served as a director on the boards of both the Lazarus Credit Union and the Rich's Credit Union.

Jerome L. (Jerry) Blankenship	68	3	Director; Mr. Blankenship was employed by United Parcel Service for 30 years. At the time of his retirement in 1993, Mr. Blankenship was serving as Corporate Internal Audit Director.
John F. (Jack) Conway	42	2

Director; Mr. Conway has owned and operated Atlanta Gear Works since 1985. The business is located in Dawsonville, Georgia, and manufactures various sizes and shapes of gears used in industrial machinery.

Scott A. Henson	40	2	Director; Mr. Henson has owned and operated a real estate development and construction company known as Scott A. Henson, Inc. since 1987.

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NAME	AGE	CLASS	PRINCIPAL OCCUPATION
Douglas G. Hiser	36	2	Director; Dr. Hiser opened an orthodontics practice in Cumming, Georgia, in 1999, and has since opened additional offices in Dahlonega and Dawsonville, Georgia.
Anna B. Williams	61	1

Director; Mrs. Williams, a certified public accountant, opened Anna B. Williams, P.C., a business and tax consulting firm, in 1998. She also serves as a director of Digital Security Vision, Inc., is a partner in Adhibelo, LLC, a marketing service, and owns a one-third interest in BCW Development, Inc., a real estate rental company.

L. Carlos Rodriguez	47	1

Director; Mr. Rodriguez is President and sole owner of Carlos Rodriguez, Inc., d/b/a La Cazuela Mexican Restaurants. His business consists of a chain of eight restaurants located from Athens, Georgia across the north metro Atlanta area to Canton, Georgia .

Donald Boggus	40	1

Director; Mr. Boggus has served as President and Chief Executive Officer of Crescent Banking Company since March, 1996. He also serves as President and CEO of Crescent Bank & Trust. Prior to his current position, Mr. Boggus served as the chief financial officer of Crescent Banking Company and Crescent Bank & Trust from March, 1989 to March, 1996.

John L. Lewis	44	3

Director; Mr. Lewis is President and CEO of the Company and holds the same positions with the Bank. He has served in those positions since June, 2002. He has more than 20 years experience in the banking industry.

John L. Lewis serves as President and Chief Executive Officer of the Company and the Bank. Lynn H. Barron serves as Chief Financial Officer of the Company and the Bank. They are the only executive officers of the Company. Each officer serves at the pleasure of the Board of Directors of the Company.

There are not, and have not been during the last five years, any involvements by the above-listed persons in legal proceedings relating to the Federal bankruptcy act, Federal commodities law violations, or securities law violations. In addition, none of the above-listed persons are currently charged with or within the last five years have been convicted of

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any criminal violations of law (other than minor traffic violations). In addition, there are not, and have not been within the last five years, any orders, judgments or decrees enjoining or limiting any director from engaging in any type of business practice or activity.

There are no family relationships among the director nominees or among any of them and any members of management of the Company or the Bank.

There are no arrangements or understandings between the Company and any person pursuant to which any of the above persons have been or will be elected a director. No director is a director of another public company, except Donald Boggus, who is a director of Crescent Banking Company, Jasper, Georgia, a publicly held bank holding company.

STOCK OPTION PLAN PROPOSAL

The Board of Directors recommends the shareholders approve the establishment of the Mountain Bancshares, Inc. 2003 Stock Option Plan for certain officers and key employees of the Company or the Bank. Management believes that an option program is highly desirable in order that the Company may continue to attract and retain officers capable of moving the Company forward in the coming years.

The Board of Directors of the Company at its meeting on May 20, 2003, authorized and adopted the Mountain Bancshares, Inc. 2003 Stock Option Plan (referred to herein as the "Plan") and directed that the Plan be submitted to the shareholders for their approval. Under the Plan, the Board of Directors of the Company is authorized to issue stock options from time to time to certain officers and key employees of the Company or the Bank. The approximate number of officers and key employees who may be eligible to be granted options is presently nine. Eligibility for participation and the extent of participation is determined at the sole discretion of the Board of Directors of the Company. Any option granted under the Plan must be granted within ten (10) years of the date of adoption of the Plan by the Board. Any options issued would be for the $5.00 par value common stock of the Company, and the aggregate amount of stock for which options may be granted under the Plan is 200,000 shares. Options may be granted as qualified "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or as nonqualified options. The officers and key employees who are granted options under the Plan are not required to pay any consideration for the grant of the options. The purchase price for a share of stock under any option, qualified or nonqualified, granted under the Plan shall not be less than the fair market value of the stock on the date of the grant of the option (110% of fair market value in the case of any ten percent (10%) shareholder). As of December 31, 2003, the market value of Company stock is estimated to be from $10.00 to $10.50 per share based on recent private sales known to the Company. With respect to options granted under the Plan as incentive stock options under Section 422 of the Internal Revenue Code, the aggregate fair market value of stock

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(determined at the time of the grant of the option) with respect to which options are exercisable for the first time by any officer or key employee during any calendar year will not exceed $100,000, in order that the options will not exceed the dollar limits for incentive stock options under Section 422 of the Internal Revenue Code. The Board of Directors of the Company has adopted a policy relating to the Plan which requires that as many of the options granted to an officer or key employee for a particular calendar year be designated as incentive stock options as possible without exceeding the $100,000 cap described above, which is imposed by Section 422 of the Internal Revenue Code. Options granted to an officer or key employee for a calendar year which may not be designated as incentive stock options without causing the $100,000 cap to be exceeded, will be designated as nonqualified stock options. The tax consequences of incentive stock options and nonqualified stock options are discussed below.

The Plan also provides that any option granted under the Plan shall contain additional provisions as established by the Board of Directors, setting forth the manner of exercise of such option and additional terms and restrictions which are consistent with the terms of the Plan. Each option agreement is required to contain, at a minimum, the number of shares to which the option pertains and the period or periods during the term in which the option or portions thereof may be exercised (not to exceed ten years from date of grant), and a provision that the option is not transferable other than by will or the laws of descent and distribution and is exercisable during the optionee's lifetime only by the optionee.

The Plan also provides that any option granted under the Plan shall terminate upon the expiration of three months after the date on which an employee's (either an officer or key employee) employment terminates other than by reason of permanent and total disability or death of an employee, or other than for cause by the Company. Any option granted under the Plan shall also terminate immediately upon the termination or severance of an employee by the Company for cause. In addition, any option granted under the Plan shall terminate twelve months after the date on which an employee's employment is terminated, if such termination is by reason of an employee's permanent and total disability. In the event of an employee's death while in the employ of the Company, his executors or administrators may exercise, within six months following the date of his death, the option as to any of the shares subject to exercise of the option at employee's death to the extent not exercised prior to his death.

In addition, the Plan provides that in the event the Bank's capital falls below the minimum requirements under Georgia law or federal law, or falls below a higher requirement as may be determined by the Georgia Department of Banking and Finance (the "DBF") or by the Federal Deposit Insurance Corporation (the "FDIC"), the DBF or the FDIC may direct the Bank and the Company to require holders to exercise or forfeit their options. Within 45 days from the date the DBF or the FDIC notifies the Bank and the Company, the Bank and the Company shall notify the holder in writing that holders of options must exercise or forfeit their options. The Bank and the Company shall cancel the option if a holder does not exercise the option as to all of the option shares within 21 days of such notice to exercise given by the Bank and the Company, and upon such cancellation the option shall be of no further force and effect. The Bank and the Company have agreed to comply with any DBF or FDIC request that the Bank and the Company invoke their right to require holders to exercise or forfeit the options under the previous circumstances.

The Board has adopted a policy that each option granted under the Plan will have a ten-year term and will provide that the optionee may only exercise the right to purchase 20% of the shares after the expiration of one year of continuous employment by the Company or the Bank from the date of grant of the option to the optionee, that the optionee may only exercise the right to purchase up to an additional 20% of the shares after the expiration of two years of continuous

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employment, and so forth as to the remaining shares. In effect the optionee becomes entitled to exercise the right to purchase 20% of the shares under the option after the expiration of each year during a five-year period of continuous employment by the Company or the Bank.

In addition, the adopted policy of the Board requires that each option granted under the Plan shall contain a provision providing for accelerated vesting of the optionee's right to exercise the options (where the options are not immediately exercisable as set forth in the preceding paragraph) upon the first occurrence of a "Change of Control" of the Company. A "Change of Control" generally occurs when there is a change in control over management through change in stock ownership due to merger, tender offer, sale of substantially all the assets of the Company, or other event effectively changing the control over management and the Company.

The Plan may not be amended in any manner to increase the cost thereof to the Company without prior shareholder approval; however, the Board policies set forth in the two preceding paragraphs may be changed without shareholder approval. No amendment, without the prior approval of the shareholders, shall adversely affect the exercise of options granted before the date of the amendment.

The previous grants of options under the proposed Plan are set forth below. These grants were made subject to approval of the proposed Plan by the shareholders of the Company.

Previous Option Grants to Employees Individual Grants
(a) Name	(b) Number of Securities Underlying Options Granted (#)	(c) % of Total Options Granted to Employees	(d) Exercise or Base Price ($/Sh)	(e) Market Price of Underlying Security on Date of Grant ($/Sh)	(f) Expiration Date
John L. Lewis President and CEO	60,000	44.40%	$10.00/sh	$10.00/sh	5/20/13
Lynn H. Barron Senior Vice President and CFO	20,000	14.80%	$10.00/sh	$10.00/sh	5/20/13
Spencer Strickland Executive Vice President	25,000	18.50%	$10.00/sh	$10.00/sh	5/20/13
Donna Cross Marketing Director	5,000	3.70%	$10.00/sh	$10.00/sh	5/20/13
Karen Raines Banking Officer	2,500 2,500	1.85% 1.85%	$10.00/sh $10.50/sh	$10.00/sh $10.50/sh	5/20/13 1/20/14
David Hughes Business Development Officer	5,000	3.70%	$10.00/sh	$10.00/sh	5/20/13
Sandra Kelly Vice President	2,500 2,500	1.85% 1.85%	$10.00/sh $10.50/sh	$10.00/sh $10.50/sh	5/20/13 1/20/14
Chris Baumgardner Vice President	5,000	3.70%	$10.00/sh	$10.00/sh	5/20/13

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Under the Internal Revenue Code, the options designated as incentive stock options will have certain tax consequences. The grant of the option to an employee (either an officer or key employee) will not be a taxable event to the employee. The transfer of stock to an employee upon his exercise of an incentive stock option is tax-free under the regular income tax provided that (i) the employee is continuously employed with the Company or the Bank until at least the day which is three (3) months before the exercise of the option and (ii) the stock is not disposed of by the employee until at least two (2) years after the option was granted and one (1) year after the option was exercised. Disabled employees are allowed one (1) year from termination of employment to exercise their options. Though the exercise of an incentive stock option has no regular income tax consequences, the amount by which fair market value of the stock at exercise exceeds the option price is an adjustment used in computing alternative minimum taxable income. Gain on the subsequent sale of the stock is long-term capital gain if the employee has held the stock for more than one (1) year. If this holding period requirement is not met, the gain may be part compensation income and part capital gain, depending on the spread between the option price and the value of the stock. The Company will not be entitled to any deduction for the stock transferred to the employee except to the extent the employee realizes ordinary income upon sale of the stock. If the employee disposes of the stock, other than in an insolvency proceeding, within two (2) years after the option was granted or within a year after receiving the stock, the employee realizes ordinary income in the taxable year of disposition as to any gain up to the amount by which the stock's value on the date the option was exercised exceeds the employee's adjusted basis in the stock, or up to the excess of the amount realized upon disposition of the stock over the employee's basis in the stock, if the amount realized is less than the stock's value at the date of exercise of the option.

The options designated as nonqualified options receive a different treatment under the Internal Revenue Code in certain respects as compared to the incentive stock option discussed above. An employee (either an officer or key employee) is not taxed upon grant of a nonqualified option, unless the option (not the shares underlying the option) has a readily ascertainable market value. The Internal Revenue Service generally holds that nonqualified stock options do not have a readily ascertainable market value. The transfer of stock to an employee upon his exercise of a nonqualified stock option generally results in compensation income to the employee which is measured by the difference between the fair market value of the stock on the date of exercise of the option and the purchase price paid pursuant to the option. The Company will be entitled to a deduction for any compensation income realized by the employee for the taxable year of the Company in which the employee exercises the option and realizes compensation income. Upon a subsequent sale of the stock by the employee, the employee will report gain or loss as capital gain or loss, based upon the selling price as compared to the employee's tax basis in the shares. The employee's tax basis in the shares will include the price paid for the shares plus any compensation income realized by the employee upon exercise of the option.

Under Internal Revenue Code Section 422, options granted to employees (either officers of key employees) qualify as incentive stock options to the extent that options which are first exercisable in any calendar year do not exceed $100,000 (based on the exercise price of the options). To the extent that options granted to employees which are first exercisable during a calendar year exceed $100,000, the options are nonqualified options. In determining which options are counted

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in the $100,000 cap amount, the Internal Revenue Code requires that the options be considered in the chronological order in which they were granted. In the event that the right to exercise options granted to employees under the Plan is accelerated upon a Change in Control, as described above, all or a portion of the options which were granted as incentive stock options might become nonqualified stock options since the acceleration of their exercise date into the calendar year of the Change in Control could cause the $100,000 cap to be exceeded.

As provided above, only officers and key employees of the Company or the Bank will be eligible to receive stock options under the Plan at the discretion of the Board of Directors of the Company.

Approval of the Plan requires the affirmative vote of a majority of the total number of shares voted at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends a Vote "FOR" the Mountain Bancshares, Inc. 2003 Stock Option Plan

STOCK WARRANT PLAN PROPOSAL

The Board of Directors recommends the shareholders approve the establishment of the Mountain Bancshares, Inc. Stock Warrant Plan for organizing directors of the Company or the Bank. In recognition of the financial risks incurred by the organizing directors and to encourage the organizing directors to serve as directors of the Company and the Bank for at least three years, the Company adopted the Stock Warrant Plan and issued warrants to the organizing directors.

The Board of Directors of the Company at its meeting on September 20,2002, authorized and adopted the Mountain Bancshares, Inc. Stock Warrant Plan (referred to herein as the "Warrant Plan" ) and directed that the Warrant Plan be submitted to the shareholders for their approval. Under the Warrant Plan, the Board of Directors of the Company is authorized to issue stock warrants to organizing directors of the Company and the Bank. The number of organizing directors who are eligible to be granted warrants is eight. The warrants issued are for the $5.00 par value common stock of the Company, and the aggregate amount of stock for which warrants may be granted under the Warrant Plan is 205,000 shares. The warrants are nonqualified options under the Internal Revenue Code. The organizing directors are not required to pay any consideration for the grant of the warrants. The purchase price for a share of stock under the warrants granted under the Warrant Plan shall be $10.00. As of December 31, 2003, the market value of Company stock is estimated to be from $10.00 to $10.50 per share based on recent private sales known to the Company.

The Warrant Plan also provides that any warrant granted under the Warrant Plan shall contain additional provisions as established by the Board of Directors, setting forth the manner of exercise of such warrant and additional terms and restrictions which are consistent with the terms of the Warrant Plan. Each warrant agreement is required to contain, at a minimum, the number of shares to which the warrant pertains and the period or periods during the term in which the

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warrant or portions thereof may be exercised (not to exceed ten years from date of grant), and a provision that the warrant is not transferable other than by will or the laws of descent and distribution and is exercisable during the warrant holder's lifetime only by the warrant holder.

The Warrant Plan also provides that any warrant granted under the Warrant Plan shall terminate upon the expiration of three months after the date on which an organizing director's service as a director terminates other than by reason of permanent and total disability or death of a director, or other than for cause by the Company. Any warrant granted under the Warrant Plan shall also terminate immediately upon the termination or severance of a director by the Company for cause. In addition, any warrant granted under the Warrant Plan shall terminate twelve months after the date on which a director's service as a director is terminated, if such termination is by reason of a director's permanent and total disability. In the event of a director's death while serving as a director of the Company, his executors or administrators may exercise, within six months following the date of his death, the Warrant as to any of the shares subject to exercise of the warrant at the director's death to the extent not exercised prior to his death.

In addition, the Warrant Plan provides that in the event the Bank's capital falls below the minimum requirements under Georgia law or federal law, or falls below a higher requirement as may be determined by the Georgia Department of Banking and Finance (the "DBF") or by the Federal Deposit Insurance Corporation (the "FDIC"), the DBF or the FDIC may direct the Bank and the Company to require holders to exercise or forfeit their warrants. Within 45 days from the date the DBF or the FDIC notifies the Bank and the Company, the Bank and the Company shall notify the holder in writing that holders of warrants must exercise or forfeit their warrants. The Bank and the Company shall cancel the warrant if a holder does not exercise the warrant as to all of the warrant shares within 21 days of such notice to exercise given by the Bank and the Company, and upon such cancellation the warrant shall be of no further force and effect. The Bank and the Company have agreed to comply with any DBF or FDIC request that the Bank and the Company invoke their right to require holders to exercise or forfeit the warrants under the previous circumstances.

Each warrant granted under the Warrant Plan will have a ten-year term and will provide that the warrant holder may only exercise the right to purchase one-third of the shares after the expiration of one year of continuous service as a director of the Company or the Bank from the date of grant of the warrant to the director, that the director may only exercise the right to purchase up to an additional one-third of the shares after the expiration of two years of continuous service and so forth as to the remaining shares. In effect the director becomes entitled to exercise the right to purchase one-third of the shares under the warrant after the expiration of each year during a three-year period of continuous service as a director of the Company and the Bank.

In addition, each warrant granted under the Warrant Plan shall contain a provision providing for accelerated vesting of the director's right to exercise the warrants (where the warrants are not immediately exercisable as set forth in the preceding paragraph) upon the first occurrence of a "Change of Control" of the Company. A "Change of Control" generally occurs

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when there is a change in control over management through change in stock ownership due to merger, tender offer, sale of substantially all the assets of the Company, or other event effectively changing the control over management and the Company.

The grants of warrants under the Plan are set forth below.

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Warrant Grants to Organizing Directors Individual Grants
(a) Name	(b) Number of Securities Underlying Warrants Granted (#)	(c) % of Total Warrants Granted to Directors	(d) Exercise or Base Price ($/Sh)	(e) Market Price of Underlying Security on Date of Grant ($/Sh)	(f) Expiration Date
John L. Lewis	10,000	4.7%	$10.00/sh	$10.00/sh	9/19/12
Ronald E. Anderson	15,000	6.8%	$10.00/sh	$10.00/sh	9/19/12
Jerome L. Blankenship	35,000	16.3%	$10.00/sh	$10.00/sh	9/19/12
John F. Conway	20,000	9.7%	$10.00/sh	$10.00/sh	9/19/12
Scott A. Hensen	35,000	16.3%	$10.00/sh	$10.00/sh	9/19/12
Douglas G. Hiser	35,000	16.3%	$10.00/sh	$10.00/sh	9/19/12
L. Carlos Rodriguez	30,000	14.0%	$10.00/sh	$10.00/sh	9/19/12
Anna B. Williams	25,000	11.6%	$10.00/sh	$10.00/sh	9/19/12
Donald Boggus(1)	10,000	4.7%	$10.00/sh	$10.00/sh	5/19/13

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(1) Rather than a warrant, in May, 2003 Mr. Boggus was granted a nonqualified stock option having the same terms as the warrants issued to the organizing directors. Mr.Boggus is not an organizing director, but was elected a director in January 21, 2003.

In May, 2003, the Board of Directors approved the grant to Donald Boggus of a nonqualified stock option to purchase 10,000 shares of Company common stock. The stock option granted Mr. Boggus has the same terms as the warrants granted the organizing directors. Mr. Boggus is not an organizing director, but was elected a director on January 21, 2003.

The warrants are nonqualified options under the Internal Revenue Code. A director is not taxed upon grant of a warrant, unless the warrant (not the shares underlying the warrant) has a readily ascertainable market value. The Internal Revenue Service generally holds that nonqualified stock warrants do not have a readily ascertainable market value. The transfer of stock to a director upon his exercise of a warrant generally results in compensation income to the director which is measured by the difference between the fair market value of the stock on the date of exercise of the warrant and the

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purchase price paid pursuant to the warrant. The Company will be entitled to a deduction for any compensation income realized by the director for the taxable year of the Company in which the director exercises the warrant and realizes compensation income. Upon a subsequent sale of the stock by the director, the director will report gain or loss as capital gain or loss, based upon the selling price as compared to the director's tax basis in the shares. The director's tax basis in the shares will include the price paid for the shares plus any compensation income realized by the employee upon exercise of the warrant.

Approval of the Warrant Plan requires the affirmative vote of a majority of the total number of shares voted at the Annual Meeting. Approval of the Warrant Plan will also constitute the approval of the grant of the nonqualified stock options to Donald Boggus.

Recommendation of the Board of Directors

The Board of Directors recommends a Vote "FOR" the Mountain Bancshares, Inc. Stock Warrant Plan.

STOCK OWNERSHIP OF CURRENT DIRECTORS, DIRECTOR NOMINEES,

AND DIRECTOR NOMINEES AND OFFICERS AS A GROUP

The following table sets forth the beneficial ownership of the Company's only outstanding class of securities, common stock, $5.00 par value, held by the current directors, nominees for director, named executive officers, and directors and executive officers as a group, as of March 15, 2004.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Ownership(1)
John L. Lewis Director/President and C.E.O 57 Willow Oak Lane Dawsonville, GA 30534	10,000	0.83%
Ronald E. Anderson Director 537 Chestatee View Drive Dawsonville, GA 30534	15,000	1.25%
Jerome L. (Jerry) Blankenship Director 6520 Pembroke Place Cumming, GA 30040	35,000	2.92%

14

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John F. Conway Director 433 Hightower Parkway Dawsonville, GA 30534	20,000	1.67%
Scott A. Henson Director 2715 Bagley Road Cumming, GA 30041	35,000	2.92%
Douglas G. Hiser Director 285 Elm Street, Suite 101 Cumming, GA 30041	35,000	2.92%
L. Carlos Rodriguez Director 5406 Hampstead Way Duluth, GA 30097	30,000	2.5%
Anna B. Williams Director 176 Nix Point Road Dawsonville, GA 30534	25,000	2.08%
Donald Boggus Director 281 Happy Talk Trail Jasper, GA 30143	10,000(2)	0.83%
Spencer L. Strickland Executive Vice President 3715 High Gables East Cumming, GA 30041	3,050	0.25%
Lynn H. Barron Senior Vice-President and C.F.O. 12805 Bethany Road Alpharetta, GA 30004	750	0.06%
All Directors and Officers as a Group(3)	218,800	18.23%

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(1)Based upon 1,200,000 shares outstanding..

(2)The shares shown as owned by Mr. Boggus are owned by Pickland, Inc. a family corporation controlled by Mr. Boggus.

(3)These figures are different from the sum of the individual percentages because of rounding.

APPROVAL OF AUDITORS

The Board of Directors has recommended that the stockholders approve the appointment of Cherry, Bekaert & Holland, LLP, a certified public accounting firm, as independent auditors for the Company for the 2004 fiscal year.

A representative of Cherry, Bekaert & Holland, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representative is expected to be available to respond to appropriate questions.

The affirmative vote of the holders of the Company's common stock constituting a majority of the total votes cast for or against this proposal at the meeting is necessary to approve Cherry, Bekaert & Holland, LLP as the Company's auditors.

The Board of Directors recommends a vote "FOR" the proposal approving Cherry, Bekaert & Holland, LLP as the Company's auditors for 2004.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING

TO BE HELD IN 2005

Proposals of stockholders intended to be presented at the annual meeting to be held in 2005 and to be included in the Company's proxy statement relative to that meeting must be received by the Company on or before November 22, 2004. Notice of a stockholder's proposal intended to be presented at the annual meeting to be held in 2005 which is not received in time for inclusion in the Company's proxy statement must be received by the Company on or before February 3, 2005. Such proposals should be in writing and sent to John L. Lewis, President and CEO, Mountain Bancshares, Inc., 6602 Highway 53 East, Dawsonville, Georgia 30534.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

The Company will be pleased to make its Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, available without charge to interested persons. Written requests for the report should be directed to Lynn H. Barron, Senior Vice President and CFO, Mountain Bancshares, Inc., 6602 Highway 53 East, Dawsonville, Georgia 30534.

March 23, 2004

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